EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197121 on Form S-8, Registration Statement No. 333-180052 on Form S-8, Registration Statement No. 333-195882 of Form S-3 and Registration Statement No. 333-203029 on Form S-3 of our reports relating to the consolidated financial statements and financial statement schedule of Rouse Properties, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 7, 2016, appearing in this Annual Report on Form 10-K of Rouse Properties, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 7, 2016